                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                SCHEDULE TO - C
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     of the Securities Exchange Act of 1934

                             ----------------------

                         ELITE INFORMATION GROUP, INC.
                         -----------------------------
                           (Name of Subject Company)


                             GULF ACQUISITION CORP.
                            THE THOMSON CORPORATION
                      ------------------------------------
                      (Names of Filing Persons (Offerors))


                    Common Stock, Par Value $0.01 Per Share
                    ---------------------------------------
                         (Title of Class of Securities)

                                   28659M106
                     -------------------------------------
                     (CUSIP Number of Class of Securities)


                             ----------------------

                           EDWARD A. FRIEDLAND, ESQ.
                            THE THOMSON CORPORATION
                               ONE STATION PLACE
                          STAMFORD, CONNECTICUT 06902
                           TELEPHONE: (203) 969-8700
      --------------------------------------------------------------------
      (Name, Address and Telephone Number of Persons Authorized to Receive
            Notices and Communications on Behalf of filing persons)

                             ----------------------

                                    COPY TO:
                             PETER A. ROONEY, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 848-4000



                           CALCULATION OF FILING FEE
==============================================================================
        Transaction Valuation         |          Amount of Filing Fee
--------------------------------------|---------------------------------------
                                      |
--------------------------------------|---------------------------------------
           Not Applicable             |             Not Applicable
==============================================================================

- Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


Amount Previously Paid: None                 Filing Party: Not applicable

Form or Registration No.: Not applicable     Date Filed: Not applicable

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

|X| third-party tender offer subject to Rule 14d-1.

-   issuer tender offer subject to Rule 13e-4.

-   going-private transaction subject to Rule 13e-3.

-   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

                                  EXHIBIT INDEX

Exhibit     Exhibit Name
99.3        Communication by The Thomson Corporation to customers of The
            Thomson Corporation.